Exhibit 10.1

March 10, 2020

Mr. Hubert Joly

Dear Hubert:

This letter agreement (“Agreement”) will confirm our recent discussions regarding your planned retirement from employment with Best Buy Co., Inc. (the “Company”) and the role of Executive Chairman of the Board of Directors, and the arrangements we have agreed to for you to provide consulting services for a period of time.

This Agreement is effective as of the date written above, upon the terms set forth below.  Nothing in this Agreement shall affect the parties’ rights and obligations under your employment letter agreement dated April 13, 2019 (“Prior Agreement”) that continue by their terms following your employment termination, including the provisions of Sections 9 through 16 and Attachment B of the Prior Agreement (the “Surviving Terms”).

1.Extension and Termination of Prior Agreement.  By executing this Agreement, you and the Company confirm our mutual agreement pursuant to Section 8(a) of the Prior Agreement to extend the Term of your employment under the Prior Agreement from the March 2020 meeting of the Company’s Board of Directors (“Board”) through the conclusion of the Company’s 2020 regular meeting of shareholders, which is scheduled to be held in June 2020.  Effective immediately following the date of the Company’s 2020 regular meeting of shareholders, you will retire and the Term of your Prior Agreement and your employment with the Company shall end (such date, the “Retirement Date”).  You hereby confirm your voluntary resignation from all positions as employee, officer and director of the Company and any member of the Company Group effective as of the Retirement Date, and as of such date you shall have no further duties and responsibilities as an employee, officer or director of the Company.  The Company hereby confirms that as of the Retirement Date, you will be entitled to all rights and benefits applicable to your retirement under the Prior Agreement, the Company’s policies and law, as applicable.

2.Consulting Period.  From the Retirement Date until the first anniversary of the Retirement Date (the “Consulting Period”), and subject to Section 3 below, you will make yourself reasonably available to the Company, on an as needed basis as reasonably requested by the Company’s Chief Executive Officer or any member of the Board, to respond to questions and otherwise reasonably assist with matters involving the Company as reasonably requested from time to time.  The Consulting Period may be renewed and extended for one or more additional one-year periods upon mutual written agreement of the parties.

3. Consulting Services.  Your services during the Consulting Period will be part-time and may include any services reasonably requested by the Company consistent with your extensive skills, knowledge and experience and reasonably acceptable to you.  Services may include, but not be limited to, advice on matters related to the business activities of the Company, general consultation and support on specific topics, and development and promotion of teen tech center systems and related activities in support of our joint efforts to provide tech opportunities to disadvantaged children and youth.  You agree to make yourself reasonably available to perform such services in a timely and professional manner, consistent with the reasonable goals and objectives communicated to you by the Company.

4. Equipment; Support.  As an independent contractor you will be responsible for providing your own office space, computer, phone, and other equipment and supplies required for the performance of the services hereunder.  During the Consulting Period, the Company will make available to you reasonable administrative support services to facilitate your services to the Company. During the Consulting Period, you will also retain your Company-issued email address and access to such Microsoft Office account.  The Company will also provide reasonable support to ensure a smooth retirement transition, including support to any new assistant you may personally hire, for six months following the Retirement Date.  The Company hereby transfers to you the laptop currently used by you.

5.Fee; Expenses.  During the Consulting Period, the Company will pay you a fee for services in the amount of $37,500.00 per quarter, payable in arrears and prorated for any partial quarter.  Any expenses for which you seek reimbursement shall be incurred in a manner and supported by documentation consistent with the expense reimbursement policies and practices of the Company in effect for non-employee directors on the Board from time to time.  You shall make any travel arrangements required in connection with the services hereunder through the Company’s approved travel vendor.  If you choose, you may also use the Company’s travel vendor for your other travel, provided that you promptly pay or reimburse the Company for the full cost of any such personal or other travel not related to and approved in connection with your services for the Company.

6.Insider Status; Adherence to Company Policies.

(a)Your status as an “affiliate” under Rule 144 of the Securities Act of 1933, as amended, and your status as an “officer” under Section 16 of the Securities Exchange Act of 1934, as amended, shall terminate on the Retirement Date.

(b)During the Consulting Period, you may continue to be informed of or have access to material, non-public information about the Company.  As a result, you will remain subject to the Company’s general policies regarding protection of confidential information and insider trading, provided that you will not be subject to the enhanced insider trading policies applicable to executive officers and directors of the Company.  In addition, as a consultant to the Company, you will remain subject to the Company’s policies in effect from time to time, as determined by the Company, including without limitation policies regarding conflicts of interest, non-discrimination and non-harassment and business ethics.  You agree to comply in all respects with such policies.  You will not enter into any arrangements during the Consulting Period that conflict with your obligations to the Company.

7.Termination.  Either party may terminate this Agreement and the services hereunder prior to the expiration of the Consulting Period (or extended Consulting Period, if applicable) in the event of a material breach of this Agreement by the other party, provided that written notice of the breach and a reasonable opportunity to cure (not to exceed 15 days) has been given by the non-breaching party to the breaching party.  This Agreement will automatically terminate upon your death.  The provisions of this Agreement that by their terms or implication extend beyond the Consulting Period or the termination of this Agreement shall survive termination or expiration of this Agreement.

8.Independent Contractor.

(a)You acknowledge and agree that your status at all times will be that of an independent contractor, and not an employee, agent or representative of the Company.  In connection with your services under this Agreement you will not receive or be eligible for any employee benefits from the Company.  You may not bind or otherwise obligate the Company or its affiliates, unless with the express written consent of the Company’s Chief Executive Officer, and shall not at any time represent or imply that you have such authority to bind or obligate the Company.

(b)You and the Company acknowledge and agree that all compensation paid for the services hereunder represents compensation for your services as an independent contractor and will therefore be paid without any deductions or withholdings taken therefrom for taxes or any other purpose, except as otherwise required by applicable law.  You further acknowledge that the Company makes no warranties as to any tax consequences regarding payment of such compensation, and specifically agrees that the determination of any tax liability or other consequences of any payment made hereunder is your sole and complete responsibility, and that you will pay all taxes, if any, assessed on you with respect to payments under the applicable laws of any federal, state, local or other jurisdiction and, to the extent not so paid, will indemnify the Company for any taxes so assessed against the Company.

9.Covenants; Cooperation.  By entering into this Agreement and in consideration for the payments and benefits provided hereunder, the covenants and the remedies set forth in Attachment A hereto shall apply as of the Retirement Date, which you agree are reasonable and necessary to protect the legitimate interests of the Company Group (as defined in Attachment A).  The obligations set forth in Attachment A shall be in addition to your obligations as set forth in the Surviving Terms of the Prior Agreement.

10.Arbitration.

(a)To the fullest extent permitted by law, all claims that you may have against Company or which Company may have against you, in any way related to the subject matter, interpretation, application, or alleged breach of this Agreement (“Arbitrable Claims”) shall be resolved by binding arbitration in the state of Minnesota.  The arbitration will be held pursuant to the rules of the American Arbitration Association (applicable to commercial disputes).  The decision of the arbitrator shall be in writing and shall include a statement of the essential conclusions and findings upon which the decision is based.  Each party shall bear its own fees and expenses in connection with any such arbitration to the extent consistent with applicable laws, provided that in the event you prevail on any material issue in such dispute, and the arbitrator determines that the Company should pay your costs of arbitration, such award to you may include your reasonable attorneys’ fees and expenses, as well as the arbitrator’s fees and expenses.

(b)Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims.  Either party may bring an action in a Minnesota court to compel arbitration under this Agreement and to enforce an arbitration award.  Otherwise, neither party shall initiate or prosecute any lawsuit in any way related to any Arbitrable Claim.  Notwithstanding the foregoing, either party may, in the event of an actual or threatened breach of this Agreement (including but not limited to the provisions of Attachment A), seek a temporary restraining order or injunction in a Minnesota court restraining breach pending a determination on the merits by the arbitrator.

(c)THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

11.Section 409A; Other Tax Matters.

(a)This Agreement provides for compensation in exchange for your current services and not deferred compensation.  Accordingly, it is intended by the parties that any amounts payable under this Agreement are exempt from Section 409A of the Code and all regulations, guidance and other interpretive authority issued thereunder.  This Agreement will be interpreted on a basis consistent with such intent.

(b)The parties recognize that it is in our mutual interest to cooperate in connection with responses to be made in connection with the any audit of your tax filings by any state or federal tax authority for the tax years during which you were employed by the Company, and you have informed the Company of any such audits initiated prior to the date of this Agreement.  Accordingly, the Company will make available to you, in connection with any such audit, records relating to your compensation, benefits, work location, and other matters as determined by the Company to be reasonably necessary to properly and accurately respond to such audit.  In connection with this Section 11(b), the Company may require reasonable assurances and protections from you or third parties to ensure that any confidential information of the Company will not be improperly used, disclosed or released.

12.Miscellaneous.

(a)Notices.  Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other shall be in writing and (i) personally delivered, (ii) mailed by registered or certified mail, postage prepaid with return receipt requested, or (iii) delivered by overnight express delivery service or same-day local courier service, to the address set forth below, or to such other address as may be designated by the parties from time to time in accordance with this Section 12(a):

If to the Company:

Best Buy Co., Inc.

7601 Penn Avenue South

Richfield, Minnesota 55423

Attention: General Counsel & Secretary

If to you:   At the most recent address on file at the Company

Notices delivered personally or by overnight express delivery service or by local courier service are deemed given as of actual receipt.  Mailed notices are deemed given three business days after mailing.

(b)Survival.  Upon the expiration or other termination of this Agreement or of your services, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.

(c)Entire Agreement; Amendments; No Waiver.  This Agreement constitutes the entire agreement and understanding between the Company and you concerning the subject matter hereof, and supersedes all discussions, communications, term sheets and other understandings relating to the subject matter hereof.  No modification, amendment, termination, or waiver of this Agreement shall be binding unless in writing and signed by you and a duly authorized officer of the Company.  Failure of the any party to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such terms, covenants, and conditions.  For avoidance of doubt, the Surviving Terms of the Prior Agreement shall remain in full force and effect as applicable following the Retirement Date.

(d)Successors and Assigns.  This Agreement is binding upon and shall inure to the benefit of you and your heirs, executors, assigns and administrators or your estate and property and the Company and its successors and permitted assigns.  You may not assign or transfer to others the obligation to perform your duties hereunder.  The Company may not assign this Agreement other than to a successor to all or substantially all of its business and then only upon such assignee’s delivery to you of a written assumption of this Agreement.

(e)Counterparts.  This Agreement may be signed in counterparts each of which will be deemed an original, but all of which will constitute one and the same instrument.  This Agreement may be executed by a signature delivered by facsimile or in e-mail/PDF or other electronic format.

[Signatures are on the following page]

On behalf of the Company, I am grateful that the Board and Company will continue to have access to your skills and experience following your services as Executive Chair and for our continued collaboration on matters of leadership and further growth of teen tech centers.

Very truly yours,

/s/ CORIE BARRY

Corie Barry, Chief Executive Officer

Agreed and Accepted:

/s/ HUBERT JOLY

Hubert Joly

ATTACHMENT A

to March 10, 2020 letter agreement

1.Definitions. For purposes of this Attachment A, the following defined terms shall apply:

a.“Affiliates” means an entity controlled directly or indirectly by the Company, where “control” means the right, either directly or indirectly, to elect a majority of the directors or other governing body thereof without the consent or acquiescence of any third party.

b.“Company Group” means, collectively, the Company and its Affiliates.

c.“Confidential Information” will mean any and all information in whatever form, whether written, electronically stored, orally transmitted or memorized pertaining to: trade secrets; customer lists, records and other information regarding customers; price lists and pricing policies, financial plans, records, ledgers and information; purchase orders, agreements and related data; business development plans; products and technologies; product tests; manufacturing costs; product or service pricing; sales and marketing plans; research and development plans; personnel and employment records, files, data and policies (regardless of whether the information pertains to you or other employees of the Company Group); tax or financial information; business and sales methods and operations; business correspondence, memoranda and other records; inventions, improvements and discoveries; processes and methods; and business operations and related data formulae; computer records and related data; know-how, research and development; trademark, technology, technical information, copyrighted material; and any other confidential or proprietary data and information which you encounter during your engagement as a service provider with the Company Group, all of which are held, possessed and/or owned by the Company Group and all of which are used in the operations and business of the Company Group.  Confidential Information does not include information which is or becomes generally known within the Company Group’s industry through no act or omission by you; provided, however, that the compilation, manipulation or other exploitation of generally known information may constitute Confidential Information.

2.Confidentiality.  You acknowledge that the Company Group operates in a competitive environment and has a substantial interest in protecting its Confidential Information, and you agree, during your engagement under the Agreement as a service provider with the Company Group and thereafter, except in the good faith performance of your services under the Agreement, to maintain the confidentiality of the Company Group’s Confidential Information and to use such Confidential Information for the exclusive benefit of the Company Group.  You will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law.  You shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

3.Return of Company Property and Records.  Upon a termination for any reason of your engagement under the Agreement as a service provider, or otherwise upon the request of the Company, you will surrender to the Company in good condition (reasonable wear and tear excepted) all property and equipment belonging to the Company Group and all records kept by you containing the names, addresses or any other information with regard to customers or customer contacts of the Company, or concerning any proprietary or confidential information of the Company or any operational, financial or other documents given to you in connection with your engagement as service provider with the Company.

4.Partial Invalidity.  In the event that any portion of this Attachment A shall be determined by an arbitrator or any court of competent jurisdiction to be unenforceable because it is unreasonably restrictive or otherwise unenforceable in any respect, it shall be interpreted to be valid to the maximum extent for which it reasonably may be enforced, and enforced as so interpreted, all as determined by such arbitrator or court in such action.  You acknowledge the uncertainty of the law in this respect and expressly stipulate that this Attachment A is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

5.Remedy for Breach.  You agree that a breach of any of the provisions of this Attachment A may cause material and irreparable harm to the Company Group that would be difficult or impossible to measure, and that damages or other legal remedies available to the Company Group for any such injury would, therefore, be an inadequate remedy for any such breach.  Accordingly, you agree that if you breach any such provisions, the Company Group shall be entitled, in addition to and without limitation upon all other remedies the Company Group may have under this Agreement or any other agreement between the Company and you, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, to restrain any such breach.  Such equitable relief in any court shall be available to the Company Group in lieu of, or prior to or pending determination in any arbitration proceeding.

6.Survival. The provisions of this Attachment A shall survive a termination of your consulting services and the Agreement.